UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2021

LEAF GROUP LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LEAF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On April 3, 2021, Leaf Group Ltd., a Delaware corporation (the “Company”), Graham Holdings Company, a Delaware corporation (“Parent”), and Pacifica Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The Board of Directors of the Company (the “Company Board”), has unanimously (i) approved and declared advisable the Merger Agreement and the Merger, (ii) determined that the Merger is in the best interests of the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and (iv) recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.0001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub and (ii) shares of Company Common Stock held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares) will be automatically converted into the right to receive cash in an amount equal to $8.50 per share, net of applicable withholding taxes and without interest thereon (the “Merger Consideration”).

At the Effective Time, by virtue of the Merger and without any action on the part of the holders, (i) each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”) issued under the Company’s Amended and Restated Incentive Award Plan (the “Incentive Plan”), will be cancelled and, in consideration thereof, the holder of such Company Option will receive an amount (such amount, the “Company Option Consideration”) in cash equal to, net of applicable tax withholding, the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company option, multiplied by (y) the total number of shares of Company Common Stock subject to such Company option and (ii) each outstanding restricted stock unit of the Company (each, a “Company RSU”) issued under the Incentive Plan will be cancelled and, in consideration thereof, the holder of such Company RSU shall receive an amount (such amount, the “Company RSU Consideration”) in cash equal to, net of applicable tax withholding, the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU. Notwithstanding the foregoing, each outstanding Company RSU that is not vested immediately prior to the Effective Time (or would not become vested by the terms thereof as a result of the Merger) will, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such unvested Company RSU will receive the Company RSU Consideration, as the case may be, subject to and conditioned on the same terms and conditions (including any terms and conditions relating to vesting and acceleration thereof) as applicable to such unvested awards to which such Company RSU Consideration relates. For the avoidance of doubt, any Company Option with an exercise price equal to or greater than the Merger Consideration shall be canceled for no consideration.

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the adoption of the Merger Agreement by the Company’s stockholders (the “Company Stockholder Approval”); (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger issued by any Governmental Entity of competent jurisdiction; (iii) termination or expiration of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) the representations and warranties of the parties being true and correct subject to certain materiality qualifications and all covenants of the parties having been complied with in all material respects; and (v) the absence of a Company Material Adverse Effect on the Company. The Merger is not subject to any approval by the stockholders of Parent or to any financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) to conduct its and its subsidiaries’ businesses in the ordinary course between the execution of the Merger Agreement and the Effective Time; (ii) not to engage in certain kinds of transactions during this period; and (iii) to call a special meeting of the Company’s stockholders to adopt the Merger Agreement and obtain Company Stockholder Approval (the “Stockholders Meeting”).

The Merger Agreement contains a customary “no-shop” provision under which the Company is not permitted to, among other things, (i) solicit or encourage any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) engage in or continue in any negotiations or discussions with any person with respect to any alternative acquisition proposal or otherwise cooperate with any alternative acquisition proposal, (iv) waive any “standstill” or similar agreement, or (v) approve, recommend or declare advisable any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the Company Board to comply with its fiduciary duties, which, under certain circumstances, would enable the Company to provide information to, and engage in discussions or negotiations with, third parties in response to alternative acquisition proposals.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, (i) by mutual agreement of the Company and Parent to terminate, (ii) by either party if the Effective Time has not occurred on or before August 31, 2021 (the “End Date”), (iii) by either party if any law or order that makes the Merger illegal or that prohibits the consummation of the Merger has become final and nonappealable, (iv) by either party if the Company Stockholder Approval is not obtained after a final vote of the Company’s stockholders has been taken at the Stockholders Meeting, (v) by Parent if the Company Board changes its recommendation with respect to the Merger to the Company’s stockholders, (vi) by Parent if the Company materially breaches any of the “no-shop” provisions contained in the Merger Agreement, (vii) by the Company, prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal (as defined below) and enter into a definitive agreement concerning such Superior Proposal, (viii) by Parent if the Company has breached or failed to perform any of its representations and warranties, covenants or obligations under the Merger Agreement such that a closing condition would be incapable of being satisfied by the End Date and (ix) by the Company if Parent has breached or failed to perform any of its representations and warranties, covenants or obligations under the Merger Agreement such that a closing condition would be incapable of being satisfied by the End Date.

Upon termination of the Merger Agreement, the Company will be required to pay Parent a fee (the “Termination Fee”) of $12,900,000 if (i) Parent terminates the Merger Agreement as a result of the Company Board changing its recommendation to the Company’s stockholders or the Company has materially breached any of its “no-shop” obligations in the Merger Agreement (or in certain circumstances where the Merger Agreement is terminated for other reasons but Parent had the right to terminate it for the foregoing reasons), (ii) the Company terminates the Merger Agreement to accept a Superior Proposal and enter into a definitive agreement concerning such Superior Proposal, or (iii) an alternative acquisition proposal is publicly announced or made to the Company after the date of the Merger Agreement, and thereafter (x) the Merger Agreement is terminated by either party under certain specified circumstances and (y) within twelve (12) months of such termination, the Company enters into an definitive agreement with respect to an alternative acquisition proposal or an alternative acquisition proposal is consummated.

Prior to obtaining the Company Stockholder Approval, the Company Board may, in each case subject to the limitations set forth in the Merger Agreement, change its recommendation that stockholders vote to adopt the Merger Agreement in response to (i) any material change in circumstance affecting the Company that was not known to or reasonably foreseeable by the Company Board as of or prior to the date of the Merger Agreement and becomes known to the Company Board after the date of the Merger Agreement and prior to the date of the Stockholders Meeting, subject to certain exceptions (a “Change in Circumstance”), or (ii) a bona fide, unsolicited written Acquisition Proposal that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel would result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Merger (a “Superior Proposal”), in which case the Company may also terminate the Merger Agreement to enter into a definitive agreement concerning such Superior Proposal, subject to certain conditions including payment of the Termination Fee described below. In each of the foregoing cases, such change of recommendation is permissible only if the Company Board determines that the failure to so change its recommendation in such circumstances would be inconsistent with its fiduciary obligations to the stockholders of the Company under Delaware law.

Before the Company Board may change its recommendation in connection with a Change in Circumstance or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent five business days’ notice that the Company Board intends to change its recommendation, during which period the Company will negotiate with Parent (to the extent Parent desires to do so) to make adjustments to the terms and conditions of the Merger Agreement so as to permit the Company Board to determine that the failure to change its recommendation in respect of the Change in Circumstance would no longer be inconsistent with its fiduciary obligations or that the acquisition proposal no longer constitutes a Superior Proposal. In the event of any change to any financial term or any other material term of a Superior Proposal, the Company must provide a new notice to Parent and an additional period of three business days for such negotiations.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by each of the Company and Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or Parent.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent entered into a voting and support agreement (the “Voting Agreement”) with the Company’s directors and executive officers, who collectively hold approximately 2.1% of the outstanding shares of Company Common Stock. The Voting Agreement provides that, among other things, each of the stockholders party thereto will vote or cause to be voted, all of the shares of Company Common Stock beneficially owned by such stockholder (i) in favor of the stockholder proposals submitted at the Stockholders Meeting, including the adoption of the Merger Agreement, and (ii) against any alternative acquisition proposal and certain other actions, including actions that would reasonably be expected to result in a material breach of the Merger Agreement or prevent or materially impair or delay consummation of the Merger prior to the End Date.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02(e).	Compensatory Arrangements of Certain Officers

To induce certain officers and employees of the Company to continue their employment and to encourage them to exert their best efforts toward the closing of the Merger, the Company Board approved the Leaf Group Ltd. Retention Plan (the “Retention Program”). Under the Retention Program, the Compensation Committee of the Company Board will select officers who will be eligible to receive certain retention bonuses and the amount of such bonuses, and the Company’s Chief Executive Officer, Sean Moriarty, will select employees who will be eligible to receive certain retention bonuses and the amount of such bonuses. Mr. Moriarty is not eligible to receive any payments under the Retention Program. Two named executive officers, Brian Gephart and Brian Pike, were granted bonuses of $100,000 each under the Retention Program. The maximum aggregate amount payable to all participants under the Retention Program is $2,750,000.

As more fully set forth in the Leaf Group Ltd. Retention Plan document and the form of Retention Award letter, forms of which are attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference and qualified entirely by the language thereto, each Retention Program participant is entitled to a lump sum cash bonus upon the earlier of (i) a Change in Control (as defined in the Retention Program, which would include consummation of the Merger) or termination of the Merger Agreement or (ii) a termination of employment without Cause (as defined in the Retention Program) prior to such Change in Control or termination of the Merger Agreement. Any bonus payable pursuant to the Retention Program is subject to reduction in the event such bonus, in addition to other payments, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, such that the aggregate of all payments would not be subject to such excise tax, but only if, after such reduction, the value of the reduced payments exceeds the amount the participant would have received had such payments been subject to such excise tax and all applicable taxes, assuming the highest marginal rate of tax.

Item 8.01.	Other Events

On April 5, 2021, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Additional Information and Where to Find It

This communication relates to the proposed Merger involving the Company and may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC or send to the Company’s stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS. The proposed Merger will be submitted to the Company’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC will also be available free of charge on the Company’s website at www.leafgroup.com or by contacting the Company’s Investor Relations contact at shawn.milne@leafgroup.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger under the rules of the SEC. Information about the directors and executive officers of the Company and their ownership of shares of the Company Common Stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 25, 2021, its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 20, 2020, and in subsequent documents filed or to be filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the Merger, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described above.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed Merger and the timing of the closing of the proposed Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Merger will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (iv) unanticipated difficulties or expenditures relating to the proposed Merger, the response of business partners and competitors to the announcement of the proposed Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger; (v) the response of Company stockholders to the Merger Agreement; and (vi) those risks detailed in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 3, 2021, by and among Graham Holdings Company, Pacifica Merger Sub, Inc. and Leaf Group Ltd.(1)
10.1	Form of Leaf Group Ltd. Retention Plan
10.2	Form of Leaf Group Ltd. Retention Plan Retention Award Letter
99.1	Form of Voting Agreement(1)
99.2	Press Release, dated April 5, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF GROUP LTD.

Date: April 5, 2021	By:	/s/ Adam Wergeles
	Name:	Adam Wergeles
	Title:	Executive Vice President and General Counsel